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                                                      November 8, 1996

SBS Technologies, Inc.
2400 Louisiana Blvd. NE
AFC Building 5, Suite 600
Albuquerque, New Mexico  07110


Ladies and Gentlemen:

    We are general counsel to SBS Technologies, Inc., a New Mexico corporation ("Company"), in connection with the underwritten public offering of 2,070,000 shares of the Company's common stock, no par value ("Shares") on Form S-2 ( "Registration Statement"). Of the Shares issuable, 1,500,000 Shares are being offered by the Company, 100,000 are being offered by the Company on behalf of holders ("Warrant Holders") of warrants ("Warrants"), and 470,000 Shares are being affected by selling shareholders ("Selling Shareholders").

    For purposes of this opinion, we have examined such records, certificates and documents, and such questions of law, as we have deemed necessary as a basis for the opinion expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to this opinion, we have relied upon statements and written information of representatives of the Company, the Warrant Holders, the Selling Shareholders and of others.

    Based upon the foregoing and subject to the limitations set forth above, it is our opinion that:

    1. The Shares to be offered by the Company have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Company's Registration Statement and the Underwriting Agreement among the Company, the Selling Shareholders, the Warrant Holders and Cowen & Company and Soundview Financial Group, Inc. ("Underwriting Agreement") will be duly and validly issued, fully paid and non-assessable with no personal liability attaching, and no shareholder of the Company will have any preemptive rights in respect to them.

    2. The Shares to be offered by the Selling Shareholders have been duly authorized and validly issued and are fully paid and non-assessable.

    3.   The Shares issuable pursuant to the Warrants have been

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duly reserved for issuance, have been duly authorized and when issued, delivered and paid for in accordance with the terms of those Warrants and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are in the category of those persons whose consent is required under Section 7 of the Securities Act of 1933.

    The opinions expressed herein are solely for your benefit and may not be relied upon by any other person or used in any manner or for any purpose except as specifically provided for in this opinion.


                                               Very truly yours,

                                              /s/ SCHULER MESSERSMITH & MCNEILL

                                              Schuler, Messersmith & McNeill